Exhibit 99.1

Mateon Therapeutics Selects IQVIA for its Randomized, Controlled, Multi-Center Clinical Study to Test OT-101 as a Treatment for COVID-19 Patients

AGOURA HILLS, Calif., June 23, 2020 (GLOBE NEWSWIRE) – Mateon Therapeutics (OTCQB: MATN), a leading developer of TGF-β therapeutics, has selected IQVIA to manage C001, a Phase 2 randomized, controlled, multi-center clinical study of OT-101.

This study is designed to evaluate the safety, tolerability, and effectiveness of OT-101 when used in combination with standard of care (SoC) in hospitalized COVID-19 patients. OT-101 is a wide spectrum anti-viral agent with demonstrated activity against SARS-CoV-2 in the nanomolar range comparable to remdesivir, however, with higher safety index. By targeting the host protein, TGF-β, OT-101 avoids resistance mutations which could render vaccine and/or therapeutics against viral protein(s) ineffective.

Chris Giordano, President, IQVIA Biotech, stated: “The COVID-19 pandemic is the greatest health challenge this generation has faced. IQVIA Biotech is proud to collaborate with Mateon Therapeutics to develop a possible treatment for this virus. We are delighted to support Mateon Therapeutics with our technology platforms, unparalleled data, advanced analytics and unmatched domain expertise in clinical research to potentially develop a treatment that could be instrumental in treating patients with COVID-19.”

For more information and how to get involved about the C001 study, visit sponsor website here.

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic which became a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN) creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. OT-101, the lead immune-oncology drug candidate of Mateon/Oncotelic, is a first-in-class RNA therapeutic targeting TGF beta that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. The founding team members of Oncotelic were responsible for the development of Abraxane as chemotherapeutic agents for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same founding team was responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic will leverage its deep expertise in oncology and RNA therapeutic drug development to improve treatment outcomes and survival of cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With approximately 67,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com

Source: Mateon Therapeutics